Exhibit 10.68

Amendment to Loan Agreement

This Amendment to Loan Agreement (the “Amendment”) is entered into on October 11, 2017 (the “Effective Date”) by and between Law Insurance Broker Co., Ltd., (“Party A”) and Action Holdings Financial Limited, a corporation duly organized and existing under the laws of British Virgin Islands (“Party B”). For the purposes of this Agreement, the parties may individually be referred to as “Party” or collectively be referred to as “Parties”, as case may be.

WHEREAS, Party A and Party B are parties to a loan agreement with the effective date of October 11, 2016 with certain loan amount at NTD70,000,000 (“Loan Agreement”); and

WHEREAS, the Parties would like to amend the terms and conditions contained in the Loan Agreement through this Amendment.

NOW THEREFORE, the Parties agree to amend the Loan Agreement as follows:

1.	Term for the Loan Agreement shall be extended from October 11, 2017 to October 10, 2018 (the “Extended Term”)

2.	The fixed interest rate shall be increased from 2.0% to 2.5% for such Extended Term.

3.	The accrued interest for the term of Loan Agreement (from October 11, 2016 to October 10, 2017) shall be made by Party B by December 31, 2017.

4.	The principal amount of the Loan Agreement together with the accrued interest for the Extended Term shall be paid in one lump sum before October 10, 2018.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the date first above written. This Agreement is executed in duplicate, with each Party holding one original.

Party A (Lender):

For and on behalf of

Law Insurance Broker Co., Ltd. (seal)

/s/ Shu-Fen Lee

Authorized representative: Shu-Fen Lee

No: 86300857

Party B (Borrower):

For and on behalf of

Action Holdings Financial Limited (seal)

/s/ Mao Yi-Hsiao

Authorized representative: Mao Yi-Hsiao

No. 53675377